Exhibit 12
BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
2014 ANNUAL REPORT ON FORM 10-K
COMPUTATION OF RATIO OF EARNINGS (LOSSES) TO FIXED CHARGES
(in thousands)

	Fiscal Year Ended
	June 29, 2014	June 30, 2013	July 1, 2012	July 3, 2011	June 27, 2010
Earnings (Loss)

Income (Loss) before income taxes	$37,134	$(54,164)	$29,873	$32,054	$49,073
Less: Equity income from equity investees	(6,264)	(4,244)	(5,100)	(5,082)	(4,071)
Add: Fixed Charges	20,911	21,139	21,317	25,942	29,520
Add: Distributed income of equity investees	4,070	4,636	4,029	6,980	4,005
Earnings (Loss) as defined	$55,851	$(32,633)	$50,119	$59,894	$78,527

Fixed Charges

Interest expense	$18,466	$18,519	$18,542	$23,014	$25,573
Amortization of discounts related to indebtedness	—	—	—	304	896
Interest expense as reported	18,466	18,519	18,542	23,318	26,469

Amortization of debt issuance costs	988	1,007	1,209	934	1,250
Portion of rent expense relating to interest	1,457	1,613	1,566	1,690	1,801
Fixed charges as defined	$20,911	$21,139	$21,317	$25,942	$29,520

Ratio of earnings (loss) to fixed charges	2.7x	—	2.4x	2.3x	2.7x

Coverage deficiency	$—	$53,772	$—	$—	$—